Exhibit 21.1

KMG Chemical, Inc.

Subsidiaries (as of July 31, 2005)

Name	Jurisdiction

KMG-Bernuth, Inc.	Delaware
KMG de Mexico, SA de CV	Mexico
KMG Chemicals de Venezuela CA	Venezuela
KMG Chemicals de Costa Rica SA	Costa Rica
KMG Chemicals do Brasil LTDA	Brazil